EXECUTION COPY

Exhibit 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 9, 2005 (the “Agreement”), by and among Verizon Communications Inc. (“Parent”), Eli Acquisition, LLC (the “Purchaser”), and Controladora de Servicios de Telecomunicaciones, S.A. de C.V., Global Telecom LLC, Inmobiliaria Inbursa, S.A. de C.V., Promotora Inbursa, S.A. de C.V., Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa, Inmobiliaria para el Desarrollo de Proyectos, S.A. de C.V., Orient Star Holdings LLC and Commercial LLC (each, a “Seller” and, collectively, the “Sellers”).

1. Purchase and Sale. (a) Each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from such Seller, upon the terms and subject to the conditions, and in reliance upon the representations, set forth herein, such number of shares as is set forth on Schedule A hereto opposite such Seller’s name (collectively, the “Shares”) of common stock, par value $.01 per share, of MCI, Inc. (“MCI”, and such common stock, the “MCI Common Stock”), for total consideration per share equal to the sum (the “Per Share Consideration”) of (i) $25.72 in cash plus (ii) an additional cash amount of 3% per annum thereon from and including the date hereof until and including the date of the Closing (as defined below) (the sum of clauses (i) and (ii), the “Per Share Base Amount”) plus (iii) the Per Share Adjustment Amount (as defined below), if any.

(b) If the Average Parent Common Stock Price (as defined below) exceeds $35.52 (such excess, the “Parent Common Stock Differential”), the Per Share Adjustment Amount shall equal the product obtained by multiplying 0.7241 by the Parent Common Stock Differential; provided, however, that in the event that (i) the merger contemplated by the Merger Agreement (as defined below) is consummated prior to the Anniversary Date and (ii) but for this proviso, the Parent Common Stock Differential would exceed $26.98, then the Parent Common Stock Differential shall be deemed to be $26.98. If the Average Parent Common Stock Price is less than or equal to $35.52, the Per Share Adjustment Amount shall be zero. For purposes of this Agreement, “Average Parent Common Stock Price” shall mean the volume weighted average of the per share trading prices of the common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”), as such prices are reported on the NYSE Composite Transactions Tape, for each of the twenty (20) trading days ending on the third trading day prior to the first anniversary of the date hereof (such first anniversary, the “Anniversary Date”). On the first business day prior to the Anniversary Date, the Purchaser shall pay to the Sellers, in immediately available funds by wire transfer to the account(s) of the Sellers previously designated in writing, an amount equal to the Per Share Adjustment Amount in respect of each Share sold at the Closing. The parties intend to evidence Parent’s aggregate obligation to pay the Per Share Adjustment Amount by one or more instruments, documented in customary form, and delivered at the Closing (the “Call Confirmations”); provided, however, that in the event the parties do not reach agreement as to the form and substance of such documentation, such obligation shall be evidenced solely by this Agreement.

(c) In the event that, prior to the Anniversary Date, (i) the number of outstanding shares of Parent Common Stock is increased or decreased as a result of any stock dividend, stock split, stock combination, or other similar corporate action, (ii) there occurs any recapitalization, reclassification, consolidation or other change in corporate structure involving Parent Common Stock (other than issuances of Parent Common Stock or equity securities for value), (iii) any dividend or distribution, whether of cash, securities, property or other assets (other than any regular quarterly cash dividends with declaration, record and payment dates consistent with past practice), is declared in respect of any shares of Parent Common Stock, or (iv) Parent or any of its Affiliates acquires any shares of Parent Common Stock in a pro rata redemption or an exchange or tender offer, at a price that exceeds by more than 10% the then current market value of the Parent Common Stock, then, in each case, the determination of the Per Share Adjustment Amount shall be equitably adjusted to take into account such event.

(d) In the event that, prior to the Closing, the number of outstanding shares of MCI Common Stock is increased or decreased as a result of any stock dividend, stock split, stock combination, recapitalization, reclassification or other change in corporate structure involving MCI Common Stock or other similar corporate action, the number of Shares subject to this Agreement, the Per Share Base Amount and the Per Share Adjustment Amount shall be equitably adjusted to take into account such event. In the event that, prior to the Closing, the MCI Common Stock is reclassified or MCI effects a consolidation, merger or other change in corporate structure such that the Shares are no longer outstanding, the Sellers shall in lieu of the obligation to deliver the Shares hereunder solely be obligated to deliver any cash, securities, property or other assets into which the Shares have been so reclassified or converted.

(e) Parent and the Purchaser agree that they shall not withhold any amounts from the Per Share Consideration pursuant to Sections 1441, 1442 or 1445 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, except to the extent such withholding is required as a result of a change in law, treaty, or regulation (or the judicial or administrative interpretation thereof) occurring after the date hereof. Parent and the Purchaser shall be entitled to deduct and withhold from any portion of the Per Share Consideration otherwise payable pursuant to this Agreement to any Seller such amounts as they are required to deduct and withhold with respect to the making of such payment under any other provision of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. law. To the extent that amounts are so withheld by Parent or the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by Parent or the Purchaser. Each Seller agrees, jointly and severally, to indemnify, reimburse and hold harmless Parent and the Purchaser with respect to any liability for failure to withhold any amounts from payments of the Per Share Consideration, including any taxes, interest and penalties imposed on or payable by Parent or the Purchaser in respect of any such failure to withhold any amounts from payments of the Per Share Consideration.

2. Parent’s and Purchaser’s Representations and Warranties. Each of Parent and the Purchaser represents and warrants to each Seller that (a) it is duly authorized to execute and deliver this Agreement, (b) this Agreement is a valid and binding agreement, enforceable against it in accordance with its terms, (c) neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which it is a party, including, without limitation, that certain Agreement and Plan of Merger, dated as of February 14, 2005, by and among Parent, the Purchaser and MCI, as amended through the date hereof (the “Merger Agreement”), and any confidentiality or non-disclosure agreement to which Parent or any of its Affiliates, on the one hand, and MCI or any of its Affiliates, on the other hand, are parties, (ii) require any material consent, authorization or approval of any Person (as defined below) (other than pursuant to the HSR Act (as defined below)), or (iii) violate or conflict with any domestic or foreign law, statute, code, rule, regulation, writ, injunction or decree applicable to it, (d) as of the date hereof, it is not the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any shares of MCI Common Stock and has no agreement, arrangement or understanding with any Person to acquire beneficial ownership of such Person’s shares of MCI Common Stock (other than pursuant to the Merger Agreement), (e) the Purchaser has, or will have at the applicable date or dates, all funds necessary to pay the aggregate Per Share Consideration, (f) it understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor qualified under any state securities laws, and that the Shares are being sold pursuant to an exemption from such registration and qualification based in part upon the representations of Parent and the Purchaser contained in this Agreement, (g) it is familiar with the business and operations of MCI and its subsidiaries and has been given opportunity to obtain from MCI and its subsidiaries all information that it deems necessary regarding their business and prospects and it acknowledges that the Sellers have made no representations or warranties about MCI’s or MCI’s subsidiaries business, prospects, financial condition or otherwise, (h) it is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and it is able to bear the economic risk of its investment in MCI (including a complete loss of its investment), (j) it understands that it must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from such registration is available and unless the disposition of the Shares is qualified under applicable state securities laws or an exemption from such qualification is available, (i) it is acquiring the Shares solely for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Shares and (k) none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the performance of its obligations hereunder nor any announcement with respect thereto, will cause it or any of its Affiliates (or a “group”, if any, of which it or they are a part) to be deemed an “Acquiring Party” under that certain Rights Agreement, dated as of April 20, 2004, by and between MCI and the Bank of New York (the “Rights Agreement”).

3. Sellers’ Representations and Warranties. The Sellers jointly and severally represent and warrant to Parent and the Purchaser that (a) each Seller is duly authorized to execute and deliver this Agreement, (b) this Agreement is a valid and binding agreement, enforceable against such Seller in accordance with its terms, (c) each Seller has and will have at the Closing legal and valid title to the Shares set forth opposite its name on Schedule A hereto, free and clear of all liens and encumbrances and has all power to vote, dispose of and exercise all other rights with respect to such Shares, subject to the terms of this Agreement and the Letter Agreement, dated January 24, 2004, as amended on May 4, 2004, among the Sellers and the U.S. Department of Justice, (d) the sale and delivery of the Shares to the Purchaser in accordance with the terms hereof will vest in Purchaser legal and valid title to the Shares, free and clear of all liens and encumbrances (other than any liens or encumbrances arising as a result of the ownership of the Shares by the Purchaser or of arrangements entered into by or theretofore applicable to the Purchaser), (e) neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of each Seller’s obligations hereunder, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which such Seller is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Seller’s Shares, (ii) require any material consent, authorization or approval of any Person (other than pursuant to the HSR Act) or (iii) violate or conflict with any domestic or foreign law, statute, code, rule, regulation, writ, injunction or decree applicable to such Seller or such Seller’s Shares, (f) each Seller understands that it must bear the economic risk of its investment in the obligations in respect of the Per Share Adjustment Amount and/or the Call Confirmations for their duration unless (to the extent they constitute a security) such obligations in respect of the Per Share Adjustment Amount and/or Call Confirmations are registered pursuant to the Securities Act or an exemption from such registration is available and unless the disposition of the obligations in respect of the Per Share Adjustment Amount and/or Call Confirmations is qualified under applicable state securities laws or an exemption from such qualification is available, (g) it is acquiring the obligations in respect of the Per Share Adjustment Amount and/or Call Confirmations solely for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Call Confirmations, (h) each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and (i) the Shares are not, and at Closing will not be, described in Section 1.897-9T(b) of the U.S. Treasury Regulations.

4. Certain Matters Pertaining to Confidential Information. Each Seller represents, warrants, covenants and acknowledges as follows:

(a) Each Seller is a sophisticated investor and has the appropriate knowledge and experience in financial and business matters to evaluate, negotiate, and implement the sale of the Shares. Each Seller has been afforded the opportunity to consult with such financial, investment, legal and tax experts (collectively, the “Advisors”) as such Seller deems appropriate in connection with the sale of the Shares. Each Seller has adequate information with respect to the business, financial affairs and prospects of MCI and its subsidiaries to evaluate the merits and risks of the sale of the Shares and each such Seller has been afforded the opportunity to discuss such information with its respective Advisors. Based on such information as they have deemed appropriate, the Sellers have made the decision to sell the Shares to the Purchaser, and have done so independently and without reliance upon Parent, the Purchaser (or any agent or advisor of, or any other Person or entity affiliated or associated with, Parent or the Purchaser) for any investigation or assessment to evaluate MCI, the Shares, the Per Share Consideration or any other matter relating to MCI or the transactions contemplated hereby; provided, however, that nothing in this Section 4 shall in any way limit the representations, warranties or agreements of Parent and the Purchaser set forth in this Agreement, and each of Parent and the Purchaser acknowledge that the Sellers are relying on such representations and warranties.

(b) Neither Parent, the Purchaser nor any agent or advisor of, or any other Person or entity affiliated or associated with, Parent or the Purchaser (i) has made any representations or warranties, express or implied, of any kind to the Sellers or their Affiliates regarding or relating to MCI, any of its Affiliates or the Shares, or the accuracy or completeness of any information or documents regarding MCI, any of its Affiliates or the Shares, or (ii) has any obligation to the Sellers, express or implied, including, without limitation, fiduciary obligations, in each case, other than the express representations, warranties and obligations set forth in this Agreement.

(c) Each Seller acknowledges that each of Parent and the Purchaser possesses or has access to or the benefit of material non-public information regarding MCI and its subsidiaries (“Confidential Information”) that has not been communicated to such Seller and each Seller further acknowledges that it is proceeding with the transactions contemplated hereby knowingly and voluntarily without access to or the benefit of such Confidential Information.

(d) Each Seller hereby waives any and all claims it (or any Person or entity for which it is acting as a duly authorized fiduciary or agent) may have or may hereafter acquire against Parent or the Purchaser, or any Person or entity affiliated or associated with Parent or the Purchaser, or any of the respective stockholders, partners, members, managers, directors, officers, employees, advisors, agents and representatives of Parent or the Purchaser, and any such Person or entity, relating to any failure by any of them to disclose Confidential Information to such Seller in connection with the sale of the Shares contemplated hereby.

(e) Each Seller is aware that Parent and the Purchaser are relying upon the truth and accuracy of the foregoing representations, warranties, covenants and acknowledgements in purchasing the Shares from such Seller.

5. Closing. The closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, at 10:00 a.m. on the first business day after the date that the conditions set forth in Section 6 and Section 7 hereof shall be satisfied or waived (other than those conditions which by their nature will be satisfied at the Closing), or such other time, date or place as the parties may mutually agree. At the Closing:

(a) the Sellers or one of their Affiliates will sell, transfer and deliver the Shares, represented by certificates duly endorsed in blank or other valid instruments of transfer; and

(b) the Purchaser will purchase the Shares and deliver to the Sellers (i) the Per Share Base Amount in respect of each Share by wire transfer of immediately available funds to the previously designated account(s) of the Sellers and (ii) if agreed upon by the parties, the Call Confirmations in such separate denominations as previously designated by the Sellers.

6. Conditions to Parent’s and the Purchaser’s Obligations. The obligations of Parent and the Purchaser to consummate the purchase and sale of the Shares and the conveyance of beneficial ownership therein as provided in this Agreement (the “Transaction”) are subject to (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having been terminated or expired, and all other consents and approvals from all governmental and self-regulatory authorities necessary for the consummation of the Transaction having been obtained, other than those other consents and approvals the failure of which to obtain would not, individually or in the aggregate, have a materially adverse effect on the ability of Parent and the Purchaser to perform their respective obligations hereunder or on Parent’s or the Purchaser’s ability to realize the benefits of the ownership of the Shares, (ii) the representations and warranties of the Sellers hereunder being true when made and being true in all material respects as of the Closing as if made at and as of the date thereof, (iii) the Sellers having complied in all material respects with all agreements and covenants required to be performed by them hereunder at or prior to the Closing and (iv) there not being in effect any injunction or other order issued by a court of competent jurisdiction or governmental agency restraining or prohibiting the consummation of the Transaction.

7. Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the Transaction are subject to (i) there not being in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Transaction, (ii) the representations and warranties of Parent and the Purchaser hereunder being true when made and being true in all material respects as of the Closing as if made at and as of the date thereof, (iii) Parent and the Purchaser having complied in all material respects with all agreements and covenants required to be performed by them hereunder at or prior to the Closing and (iv) the applicable waiting period under the HSR Act having been terminated or expired, and all other material consents and approvals from all governmental and self-regulatory authorities necessary for the consummation of the Transaction having been obtained, other than those other consents and approvals the failure of which to obtain would not have a materially adverse effect on the ability of the Sellers to perform their respective obligations hereunder. Notwithstanding anything in this Agreement to the contrary, no Seller shall be obligated to sell such Seller’s Shares at the Closing unless the Purchaser purchases all of the Shares at the Closing.

8. Certain Covenants.

(a) To the extent permitted by law, from the date hereof until the Closing, the Sellers shall support the transactions contemplated by the Merger Agreement and oppose any proposal made in opposition to, in competition with, or in conflict with such transactions.

(b) None of the Sellers, nor any of their respective stockholders, partners, members, managers, directors, officers, employees, advisors, agents and representatives, shall (i) from the date hereof until the Closing, without the consent of Parent, make public statements or communications with respect to the transactions contemplated by the Merger Agreement or this Agreement, unless such statements or communications are required by law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) from the date hereof until the Anniversary Date, knowingly take or omit to take any action the taking or omission of which would reasonably be expected to delay materially or to prevent the transactions contemplated by the Merger Agreement.

(c) Each Seller, Parent and the Purchaser agrees to use commercially reasonable efforts to cause the conditions to Closing set forth herein to be satisfied as promptly as practicable after the date hereof and to cause the Closing to occur in accordance with the terms hereof. At any time or times from and after the Closing, the Sellers, on the one hand, and Parent and the Purchaser, on the other hand, shall, at the request of the other party, execute and deliver any further instruments and documents and take all such further action as such other may reasonably request in order to evidence or effect the intents and purposes of the Transaction.

(d) Parent and the Purchaser shall as promptly as practical, and in any event within ten (10) business days of the date hereof, make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the consummation of the transactions contemplated hereby, as required under the HSR Act, provided, that in connection with such filings, Parent, the Purchaser and their respective Affiliates shall offer to the U.S. Department of Justice (the “DOJ”) and, if requested by the DOJ, each such entity will commit, to divest the Shares acquired from the Sellers in the event that

Parent’s proposed acquisition of MCI (i) is challenged successfully by the DOJ or any other agency of the United States federal government or (ii) is discontinued or abandoned by Parent or MCI following a government indication that it will mount a challenge to such acquisition, or the Merger Agreement is otherwise terminated. Parent and the Purchaser shall further offer and, if requested by the DOJ, commit to the DOJ, that such divestiture would be accomplished as expeditiously as practicable (consistent with Parent’s and the Purchaser’s reasonable efforts to realize value and Parent’s and the Purchaser’s compliance with securities laws) following the date of any such challenge or abandonment. In addition, in connection with the filings required in connection with the transactions contemplated hereby under the HSR Act, Parent and the Purchaser hereby agree that any such filings shall only seek approval to cross the “$500 million (as adjusted)” notification threshold, as defined by 16 C.F.R. Section 801.1(h)(3) and that Parent and the Purchaser shall not seek approval to cross the “twenty-five percent (25%) if valued at greater than $1 billion (as adjusted)” notification threshold, as defined by 16 C.F.R. Section 801.1(h)(4).

(e) Neither Parent, the Purchaser nor any Seller will take any action that would result in a breach of any covenant, representation or warranty or any other obligation hereunder by such party. Each Seller agrees to notify Parent promptly if it learns of any event that would result in a failure of the conditions set forth in Section 6 hereof to be satisfied or that would constitute a breach of any of its representations, warranties or covenants hereunder. Each of Parent and the Purchaser agrees to notify the Sellers promptly if it learns of any event that would result in a failure of the conditions set forth in Section 7 hereof to be satisfied or that would constitute a breach of its representations, warranties or covenants hereunder.

(f) Parent will either perform or cause the Purchaser to perform, when due all of the Purchaser’s obligations under this Agreement.

(g) As of the date hereof, neither Parent nor the Purchaser is, and from the date hereof until the Closing, neither Parent nor the Purchaser will take any action that would result in either party or any of such party’s Affiliates (or any “group” of which it or they are a part) to be deemed, an “Acquiring Party” under the Rights Agreement, unless such Rights Agreement has otherwise been rendered inapplicable to Parent, the Purchaser or any such group.

(h) Parent and the Purchaser acknowledge that the certificates evidencing the Shares will bear a legend reflecting the restrictions on the transfer of such securities under the Securities Act.

9. Distributions. The Sellers agree that the Per Share Base Amount shall be reduced by the amount (or, in the case of a non-cash dividend, the fair market value) of dividends per Share declared as of any record date after the date hereof and prior to the Closing; provided, however, that in the event any such dividend that caused a reduction of the Per Share Base Amount shall not ultimately be paid to or for the benefit of Sellers, the amount of such reduction shall be reversed or equitably adjusted to take into account such event.

10. Indemnification. Parent agrees to reimburse each Seller, each Person, if any, who controls such Seller and each officer, director, employee and agent of such Seller and of any such controlling Person for out-of-pocket costs and expenses actually incurred for counsel, experts, support costs and related expenses in the defense of any legal action or proceeding brought by a third party against any such party arising out of or resulting from this Agreement or the transactions contemplated hereby, other than any such legal action or proceeding resulting from a breach or alleged breach of any representation or warranty or agreement of a Seller contained herein. It is expressly agreed that Parent’s aggregate liability under this Section 10 shall not exceed $15,000,000.

11. Expenses. Except as otherwise set forth herein, each of the parties hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

12. Survival. All representations, warranties and agreements made by the Sellers, Parent or the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

13. Notices. All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt) as follows:

(a) If to Parent or the Purchaser, to:

 Verizon Communications Inc.

 1095 Avenue of the Americas

 New York, New York 10036

 Telecopier: (212) 597-2518

 Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

 Debevoise & Plimpton LLP

 919 Third Avenue

 New York, New York 10022

Telecopier:	(212) 909-6836
Attention:	Jeffrey J. Rosen, Esq.
William D. Regner, Esq.

(b) If to the Sellers, to:

 c/o Teléfonos de México, S.A. de C.V.

 Parque Vía 190, Oficina 702

 Col. Cuauhtémoc

 CP 06599 México, D.F.

 México

Telecopier:	52 555 592 66 87
Attention:	Sergio Rodríguez Molleda

with a copy to (which shall not constitute notice):

 Willkie Farr & Gallagher LLP

 787 Seventh Avenue

 New York, New York 10019

Telecopier:	(212) 728-8111
Attention:	Myron Trepper, Esq.
David K. Boston, Esq.

or such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

14. Specific Performance. Money damages would not be a sufficient remedy for any breach of this Agreement by any party and, in addition to all other remedies available under applicable law, each party shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Neither Parent, the Purchaser nor any Seller will oppose the granting of such relief and each will waive any requirement for the posting of any bond or other security in connection therewith.

15. Termination. This Agreement may be terminated by (a) mutual agreement of the Sellers, Parent and the Purchaser, (b) the Sellers or Parent and the Purchaser if the Closing shall not have occurred by the date that is nine (9) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 15(b) shall not be available to Sellers, on the one hand, or Parent and the Purchaser, on the other, if such parties’ failure to fulfill any obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur before such date, (c) Parent and the Purchaser, in the case of any material breach of this Agreement by any Seller, (d) any Seller, in the case of any material breach of this Agreement by Parent or the Purchaser or (e) any Seller, the Purchaser or Parent, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

16. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture or any other entity, including without limitation, any governmental agency or entity.

17. Miscellaneous. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties, except that (i) the rights and obligations of Parent and the Purchaser may be assigned to one or more Affiliates of Parent, but no such transfer shall relieve Parent or the Purchaser of its obligations hereunder if such transferee does not perform such obligations, and (ii) the rights and obligations of a Seller may be assigned to an Affiliate of such Seller to which such Seller simultaneously assigns such Seller’s Shares, at which time such assignee will be deemed a Seller under this Agreement and such assignee shall execute a counterparty signature page to this Agreement, but no such transfer shall relieve the transferring Seller of its obligations hereunder if such transferee does not perform such obligations. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the County and State of New York and the Federal courts of the United States of America located in the County and State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

18. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

ELI ACQUISITION, LLC

By:
Name:
Title:

CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V.

By:
Name:
Title:

GLOBAL TELECOM LLC

By:
Name:
Title:

INMOBILIARIA INBURSA, S.A. DE C.V.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

PROMOTORA INBURSA, S.A. DE C.V.

By:
Name:
Title:

BANCO INBURSA, S.A. INSTITUCION DE BANCA MULTIPLE GRUPO FINANCIERO INBURSA

By:
Name:
Title:

INMOBILIARIA PARA EL DESARROLLO DE PROYECTOS, S.A. DE C.V.

By:
Name:
Title:

ORIENT STAR HOLDINGS LLC

By:
Name:
Title:

COMMERCIAL LLC

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

Schedule A

Seller	Number of Shares
Controladora de Servicios de Telecomunicaciones, S.A. de C.V.	25,620,055
Global Telecom LLC	2,916,515
Inmobiliaria Inbursa, S.A. de C.V.	1,085,726
Promotora Inbursa, S.A. de C.V.	1,444,803
Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa	2,600,000
Inmobiliaria para el Desarrollo de Proyectos, S.A. de C.V.	1,856,577
Orient Star Holdings LLC	6,643,468
Commercial LLC	1,280,540

TOTAL	43,447,684